THIS ANNOUNCEMENT IS NOT FOR DISTRIBUTION TO ANY PERSON LOCATED OR RESIDENT IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DISTRIBUTE THE ATTACHED ANNOUNCEMENT.

UK SPV Credit Finance plc (the “Issuer”) announces THE RESULTS OF THE MEETING IN RESPECT OF a consent solicitation TO THE HOLDERS of the outstanding U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 issued by, but without recourse to, the Issuer for the sole purpose of funding a loan to public joint-stock company commercial bank “PrivatBank” (“privatbank” or the “borrower”) (the “Notes”)

ISIN: XS0543744535	Common Code: 054374453

7 September 2015

The Issuer (acting on behalf of and solely pursuant to instructions from PrivatBank) announces today, the results of the Meeting convened on 7 September 2015 for the Noteholders to vote in respect of the Extraordinary Resolution in relation to the Notes detailed in the notice dated 21 August 2015 (the “Notice of Meeting”), previously provided to the Noteholders in accordance with the trust deed dated 24 September 2010 entered into by the Issuer and Deutsche Trustee Company Limited as trustee for the Noteholders and as set out in the Consent Solicitation Memorandum dated 21 August 2015 (the “Consent Solicitation Memorandum”).

Capitalised terms used herein but not defined in this announcement have the same meaning given to them in the Consent Solicitation Memorandum.

Notice is hereby given to the Noteholders that at the Meeting held at the offices of Linklaters LLP, One Silk Street, London EC2Y 8HQ on 7 September 2015 at 4.00 p.m. (London time) that:

a)	the Meeting was quorate; and
b)	the Extraordinary Resolution detailed in the Notice of Meeting was duly passed, with Noteholders of approximately 85.17 per cent. of the aggregate principal amount of the Notes represented at the Meeting, approximately 96.94 per cent. of such Noteholders voting in favour.

Deutsche Trustee Company Limited accepts no responsibility for the accuracy, completeness or correctness of any statement made or information contained in this announcement.

Public Joint-Stock Company Commercial Bank “PrivatBank”

Registered Office:

50 Naberezhna Peremohy
Dnipropetrovsk
Ukraine 49094

For enquiries please contact the Solicitation Agent:

Commerzbank Aktiengesellschaft

Mainzer Landstrasse 153

DLZ-Geb. 2, Händlerhaus

60327 Frankfurt am Main

Germany
Attention: Liability Management Group
By telephone: +49 69 136 59920
By email: liability.management@commerzbank.com

Neither this announcement nor the Consent Solicitation Memorandum constitutes or forms part of, and should not be construed as, an offer for sale or subscription of, or a solicitation of any offer to buy or subscribe for, any securities of the Issuer, the Borrower or any other entity.

The distribution of this announcement and the Consent Solicitation Memorandum in certain jurisdictions may be restricted by law. Persons into whose possession this announcement or the Consent Solicitation Memorandum comes are required by the Issuer, the Borrower, the Solicitation Agent and the Tabulation Agent to inform themselves about, and to observe, any such restrictions. This announcement and any materials relating to the Solicitation do not constitute, and may not be used in connection with, any form of offer or solicitation in any place where such offers or solicitations are not permitted by law.

The Notes have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) or the securities law of any state or jurisdiction of the United States and may not be reoffered or resold except pursuant to an applicable exemption from the registration requirements of the Securities Act. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any U.S. state securities commission has approved or disapproved of any Notes, or determined if this announcement or the Consent Solicitation Memorandum is accurate or complete. Any representation to the contrary is a criminal offence.

The Solicitation was deemed to have been submitted to Noteholders in the United States pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 802 thereunder (“Rule 802”). Any new securities deemed to be issued pursuant to the Solicitation will be “restricted securities” within the meaning of rule 144(a)(3) under the Securities Act to the same extent and proportion as the existing Notes. In accordance with Rule 802 with respect to any securities deemed to be issued in connection with the Solicitation, Privatbank will submit to the SEC any informational document disseminated to the Noteholders in connection with the Solicitation.

This Solicitation is made for the securities of a non-U.S. company. The Solicitation is subject to disclosure requirements of a country other than the United States that are different from those of the United States. Financial statements included in the Consent Solicitation Memorandum, if any, have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the Issuer and Borrower are located in a country other than the United States, and some or all of their officers and directors are residents of a country other than the United States. You may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the Borrower and any of its subsidiaries may purchase securities otherwise than in connection with the consent solicitation, such as in open market or privately negotiated purchases.

The communication of the Consent Solicitation Memorandum and this announcement by the Issuer and the Borrower and any other documents or materials relating to the Solicitation is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. Such documents and/or materials are only directed at and may only be communicated to (a) those persons in the United Kingdom falling within the definition of Investment Professionals (contained in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”)) or within Article 43 of the Order, or other persons to whom it may lawfully be communicated in accordance with the Order; or (b) persons outside the United Kingdom. Nothing in the Consent Solicitation Memorandum or in this announcement constitutes or contemplates an offer to buy or the solicitation of an offer to sell securities in the United States or in any other jurisdiction.

If a jurisdiction requires that the Solicitation be made by a licensed broker or dealer and the Solicitation Agent or any of its affiliates is such a licensed broker or dealer in that jurisdiction, the Solicitation shall be deemed to be made by the Solicitation Agent or such affiliate, as the case may be, on behalf of the Issuer and the Borrower in such jurisdiction where it is so licensed and the Solicitation is not being made in any such jurisdiction where the Solicitation Agent or one of its affiliates is not so licensed.